UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2007

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Federal                           0-25165                                            14-1809721
(State or Other Jurisdiction                        (Commission File No.)                                              (I.R.S. Employer
of Incorporation)                                                                                                                          Identification No.)

302 Main Street, Catskill NY                                                                           12414
(Address of Principal Executive Offices)                                                            (Zip Code)

Registrant’s telephone number, including area code:               (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                      Results of Operations and Financial Condition.

On November 1, 2007, Greene County Bancorp, Inc. issued a press release disclosing financial results at and for the fiscal quarters ended September 30, 2007 and 2006. A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01.                      Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

 99.1                                                                        Press release dated November 1, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE:  November 1, 2007                                                                       By: /s/ Donald E. Gibson
 Donald E. Gibson
 President and Chief Executive Officer

Exhibit 99.1

Greene County Bancorp, Inc.
Announces Earnings

Catskill, N.Y. -- (BUSINESS WIRE) – November 1, 2007-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its wholly-owned subsidiary Greene County Commercial Bank, today reported net income for the quarter ended September 30, 2007.  Net income for the quarter ended September 30, 2007 amounted to $569,000 or $0.14 per basic and diluted share as compared to $754,000 or $0.18 per basic and diluted share for the quarter ended September 30, 2006, a decrease of $185,000, or 24.5%.  Net income for the quarter ended September 30, 2007 was $200,000 or $0.05 per basic and diluted share higher when comparing net income for the quarter ended June 30, 2007 which amounted to $369,000 or $0.09 per basic and diluted share.  When comparing the quarters ended September 30, 2007 and 2006, compression of net interest spread and margin contributed to the lower earnings.  Noninterest expense resulting from the opening of two new branch offices at the new Catskill Commons Plaza and in the Town of Greenport also affected overall earnings when comparing the quarters ended September 30, 2007 and 2006.  The Company also increased its lending staff during the third quarter of the 2007 fiscal year to increase its focus on meeting the financial needs of businesses within its market area.  During the quarter ended September 30, 2007, the Company did make some progress in reducing noninterest expenses such as compensation, office supplies and advertising when compared to the quarter ended June 30, 2007.

Net interest income was $2.8 million for the quarter ended September 30, 2007, which increased by $112,000 from the same period ended September 30, 2006.  Net interest spread decreased 20 basis points to 3.00% for the quarter ended September 30, 2007 from 3.20% for the quarter ended September 30, 2006. Net interest margin decreased 13 basis points to 3.54% for the quarter ended September 30, 2007 as compared to 3.67% for the quarter ended September 30, 2006.   The most significant factor affecting net interest spread and net interest margin was the flat to inverted yield curve experienced over the last several quarters.

The provision for loan losses amounted to $143,000 and $45,000 for the quarters ended September 30, 2007 and 2006, respectively, an increase of $98,000.  The increase in the level of provision was partially a result of growth in the loan portfolio and an increase in the amount of charge-offs, which were associated with the overdraft protection program.  Net charge-offs associated with the overdraft protection program increased $29,000, or 116.0%, to $54,000 from $25,000 when comparing the quarters ended September 30, 2007 and 2006.

Noninterest income amounted to $1.1 million for the quarter ended September 30, 2007 as compared to $891,000 for the quarter ended September 30, 2006, an increase of $205,000 or 23.0%.  Service charges on deposit accounts increased $160,000 due to higher levels of insufficient funds charges collected as a result of changes implemented in the Overdraft Privilege Program.  Debit card fees increased $44,000 or 31.7%, primarily due to a higher volume of transactions.

Noninterest expense amounted to $2.9 million for the quarter ended September 30, 2007 as compared to $2.4 million for the quarter ended September 30, 2006, an increase of $472,000 or 19.4%.  Salaries and employee benefits increased $142,000 when comparing quarters ended September 30, 2007 and 2006.  This increase was primarily due to the staffing of two new branch offices which opened in February and March 2007 as well as several new positions within the commercial lending department.  This increase was partially offset by lower expenses related to the defined benefit pension plan and ESOP plan, which decreased $30,000 and $12,000, respectively.    Occupancy expense and equipment and furniture expense increased approximately $81,000 on a combined basis when comparing the quarters ended September 30, 2007 and 2006 due to higher utility costs, building maintenance and increased depreciation expense associated with the opening of the new operations center in Catskill and the opening of two new branches in Catskill and Greenport.  All other noninterest expenses, in the aggregate, increased approximately $249,000, or 35.5% when comparing the quarters ended September 30, 2007 and 2006 due to increased costs related to debit card transactions, marketing costs related to deposit product promotions, and increased assessments resulting from the conversion of the bank from a New York State chartered financial institution to a Federally chartered institution.

The provision for income taxes directly reflected the expected tax associated with the revenue generated for the given year and certain regulatory requirements.  The effective tax rate was 29.7% for the quarter ended September 30, 2007, compared to 29.0% for the quarter ended September 30, 2006.

Total assets of the Company were $339.1 million at September 30, 2007 as compared to $325.8 million at June 30, 2007, an increase of $13.3 million, or 4.1%.  The loan portfolio increased $10.8 million to $218.1 million at September 30, 2007.  Real estate mortgages, both residential and commercial, and home equity loans increased during the three-month period.  Funding the loan growth was an increase in deposits of $12.9 million.

Shareholders’ equity increased $385,000 to $35.8 million at September 30, 2007 from $35.4 million at June 30, 2007, as net income of $569,000 and other comprehensive income of $455,000 were partially offset  by cash dividends paid of $462,000.  Accumulated other comprehensive income increased as a result of the mark-to-market of the available-for-sale investment portfolio, net of tax.  The Company also recorded an adjustment reducing retained earnings by $218,000 as a result of implementing FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109”.   Other changes in equity were the result of activities associated with the various stock-based compensation plans of the Company, including the 2000 Stock Option Plan and ESOP.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its nine branch offices located in Catskill, Cairo, Coxsackie, Greenville, Hudson, Tannersville, Westerlo, and Greenport New York.   The Company has branch construction underway just outside the Village of Chatham in Columbia County, which is anticipated to open in January 2008.

Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	At and for the Three
	Months Ended September 30,
	2007	2006
In thousands, except share and per share data
Interest income	$4,609	$4,071
Interest expense	1,848	1,422
Net interest income	2,761	2,649
Provision for loan losses	143	45
Noninterest income	1,096	891
Noninterest expense	2,905	2,433
Income before taxes	809	1,062
Income taxes	240	308
Net Income	$569	$754

Basic EPS	$0.14	$0.18
Weighted average shares outstanding	4,137,556	4,117,643

Diluted EPS	$0.14	$0.18
Weighted average diluted shares outstanding	4,184,289	4,187,925

Dividends declared per share [1]	$0.25	$0.23

Selected Financial Ratios
Return on average assets	0.69%	0.98%
Return on average equity	6.40%	8.90%
Net interest rate spread	3.00%	3.20%
Net interest margin	3.54%	3.67%
Non-performing assets to total assets	0.24%	0.02%
Non-performing loans to total loans	0.37%	0.03%
Allowance for loan losses to non-performing loans	197.16%	2,704.08%
Allowance for loan losses to total loans	0.73%	0.67%
Shareholders’ equity to total assets	10.56%	11.12%
Dividend payout ratio[1]	89.29%	63.89%
Book value per share	$8.67	$8.38

1 On an annualized basis the ratio of dividends per share divided by basic earnings per share.   Greene County Bancorp, MHC, the owner of 53.5% of the shares issued by the Company, waived its right to receive the semi-annual dividends.  This calculation does not take into account the waiver of dividends by Greene County Bancorp, MHC.

	As of September 30, 2007	As of June 30, 2007
In thousands, except share data
Assets
Total cash and cash equivalents	$20,539	$14,026
Investment securities, at fair value	83,179	87,184
Federal Home Loan Bank stock, at cost	657	657

Gross loans receivable	219,618	208,705
Less: Allowance for loan losses	(1,597)	(1,486)
Less: Unearned origination fees and costs, net	85	61
Net loans receivable	218,106	207,280

Premises and equipment	14,148	13,712
Accrued interest receivable	1,859	1,955
Prepaid expenses and other assets	653	1,012
Total Assets	$339,141	$325,826

Liabilities and shareholders’ equity
Noninterest bearing deposits	$41,638	$44,020
Interest bearing deposits	255,423	240,156
Total deposits	297,061	284,176

FHLB borrowing	5,000	5,000
Accrued expenses and other liabilities	1,280	1,235
Total liabilities	303,341	290,411
Total shareholders’ equity	35,800	35,415
Total liabilities and shareholders’ equity	$339,141	$325,826
Common shares outstanding	4,151,286	4,151,066
Treasury shares	154,384	154,604

Contact:  Donald Gibson, President and CEO or Michelle Plummer, Executive Vice President, CFO & COO
Phone:     518-943-2600